Exhibit 99.1

PC Connection, Inc. (CNXN) Announces Preliminary Financials for the First Quarter Results 2017; Company to Release Full Results on April 20th

MERRIMACK, N.H.--(BUSINESS WIRE)--April 17, 2017--Connection (PC Connection, Inc.; NASDAQ: CNXN), an industry-leading National Technology Solutions Provider of a full range of information technology (IT) solutions to business, government, and education markets, today announced certain preliminary financial results for the quarter ended March 31, 2017.

Connection expects to report revenue in the range of $670 million to $675 million for the first quarter ended March 31, 2017, representing growth of approximately 17% year over year. Gross profit for the first quarter is expected to range between $85 million and $90 million. In addition, for the first quarter, Connection expects to report net income of between $7 million and $8 million and diluted earnings per share from $0.27 to $0.28. Preliminary first quarter results reflect an increase in market share but at lower gross margin due to certain non-recurring large project rollouts.

"During the quarter, we made the decision to take lower-margin project rollouts to benefit our customers and expand our reach, which had a positive effect on revenue growth but led to a decline in gross margin," said Tim McGrath, President and Chief Executive Officer. "This decline was attributed to three factors. First, customer mix, where the majority of our increase in revenues was in the lower-margin Public Sector and Large Account segments. Second, product mix, where we saw an increase in volume for lower-margin products like desktops and notebooks as a result of these large project rollouts. Third, due to the emergence of new technologies, we experienced continued delays in customer purchases of data center and other advanced technology solutions, which generally carry higher margins. We have addressed these challenges by implementing gross margin improvements, and we are pleased to say that based on sales to date, our margin rates have normalized in the second quarter," concluded Mr. McGrath.

The Company will release its first quarter operating results after close of market on Thursday, April 20, 2017. At 4:30 p.m. ET on that date, management will review these results during their quarterly conference call. To access the conference call, please dial 877-776-4016 (US) or 973-638-3231 (International). The conference call will be available to the general public on a live webcast—in listen-only mode—on the company’s website at http://ir.connection.com. To access the replay of the call, please dial 855-859-2056 or 404-537-3406 and enter the access code 10127592.

About Connection

Connection (www.connection.com; NASDAQ: CNXN), is the combined corporate brand name for PC Connection, Inc., a Fortune 1000 company, along with its subsidiaries: PC Connection Sales, GovConnection, and MoreDirect, reflecting the Company’s mission to connect people with technology that enhances growth, elevates productivity, and empowers innovation. Headquartered in Merrimack, NH with offices throughout the United States, the Company continues to deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that we can solve the most complex issues of our customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection – Business Solutions (800-800-5555), (the original business of PC Connection,) operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Public Sector Solutions (800-800-0019), our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Connection – Enterprise Solutions (561-237-3300), www.connection.com/enterprise, our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," “should,” "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties, include, but are not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, market acceptance of the Company's new branding, fluctuations in operating results, the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2016. More specifically, the statements in this release concerning the Company's outlook for gross margins, selling, general, and administrative expenses, the Company's efforts in improving efficiencies and streamlining its business and other statements of a non-historical basis (including statements regarding the Company's ability to increase market share and enhance long-term shareholder value and the Company's continuing investments in technical solution sales capabilities) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONTACT:
PC Connection, Inc.
Investor Relations Contact:
William Schulze, 603-683-2262
Vice President, Interim Treasurer & Chief Financial Officer
william.schulze@connection.com